Exhibit 99.1


                           MetroCorp Bancshares, Inc.
      Announces Net Income of $2.84 Million, or $0.39 Per Share, in Third
                                  Quarter 2005


    HOUSTON--(BUSINESS WIRE)--Oct. 27, 2005--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, and through its subsidiary, First United Bank that was acquired on October 5, 2005, provides community banking service in San Diego and Los Angeles, California, today announced net income of $2.84 million for the third quarter of 2005, up approximately $1.2 million or 76.8% compared with the same quarter in 2004. Diluted earnings per share for the third quarter 2005 were $0.39, compared with $0.22 for the same quarter in 2004. The improved performance was mainly a result of growth in both loans and deposits, and an overall increase in the net interest margin. In addition, income in the third quarter of 2004 was reduced by a severance payment to a senior executive.

    Third Quarter Highlights

    -- Net income of $2.84 million, up 76.8% from same quarter of 2004 and 2.4% from second quarter of 2005

    -- Fully diluted earnings per share reached $0.39, increasing 77.3% from same quarter of 2004

    --  Total loans increased to $612.9 million

    --  Total deposits increased to $788.5 million

    --  Return on average equity (ROAE) of 12.48%

    --  Return on average assets (ROAA) of 1.22%

    George M. Lee, President and CEO of MetroCorp Bancshares, Inc., said, "Our management team is pleased with the Company's delivery of another quarter of record earnings. Our net earnings for the third quarter of 2005 increased by 76.8% over the same period in 2004, and 31.5% if we exclude the $800,000 severance payment made during the third quarter of 2004. The third quarter 2005 net interest margin of 4.57% improved compared with the second quarter of 2005 by 6 basis points while we achieved modest growth in loans and deposits. The efficiency ratio improved from 66.95% for the year ended December 31, 2004 to 62.57% for the third quarter of 2005. We are making consistent progress with our core operations." Lee added, "All the preparatory work relating to the acquisition of First United Bank was completed during the third quarter allowing the successful close of the transaction on October 5, 2005. Management also is pursuing its expansion plans in Texas, and is in the process of finalizing leasehold negotiations and staffing for our largest new branch in the Dallas-Fort Worth region, which is expected to be in operation during the first quarter of 2006. With encouraging results from each additional quarter, we are building more momentum towards the future."
    Interest income and expense. Interest income for the three months ended September 30, 2005, was $14.3 million, up approximately $2.8 million or 24.3% compared with $11.5 million for the same period in 2004. The higher interest income in the third quarter of 2005, compared with the same quarter in 2004, was primarily the result of an increase in both average earning assets and average yield. The increase in average earning assets came primarily from loan growth. The average loan balance for the third quarter of 2005 was $603.2 million compared with $559.7 million for the third quarter of 2004, an increase of 7.8%. The yield on average earning assets for the third quarter of 2005 was 6.47% compared with 5.35% for the third quarter of 2004, an increase of 112 basis points. The Federal Reserve's eleven interest rate increases since June 2004 contributed positively to the yield on loans. The majority of the Bank's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.
    Interest income for the nine months ended September 30, 2005 was $40.4 million, up approximately $7.5 million or 23.0% compared with $32.9 million for the same period in 2004. The higher interest income for the nine months was a result of increases in both average earning assets and average yield. The yield on average earning assets for the nine months ended September 30, 2005 was 6.20% compared with 5.26% for the same period in 2004, an increase of 94 basis points, which mainly came from a higher yield on loans.
    Interest expense for the three months ended September 30, 2005 was $4.2 million, up approximately $1.3 million or 43.9% compared with $2.9 million for the same period in 2004. The increase in interest expense was primarily due to an increase in interest-bearing deposits and higher interest rates. Average interest-bearing deposits were $614.3 million for the third quarter of 2005 compared with $567.0 million for the third quarter of 2004, an increase of 8.3%. The cost of average interest-bearing liabilities for the third quarter of 2005 was 2.59% compared with 1.83% for the third quarter of 2004, an increase of 76 basis points. The increase in rates primarily reflected the impact of the Federal Reserve's interest rate increases.
    Interest expense for the nine months ended September 30, 2005 was $11.1 million, up approximately $3.0 million or 36.8% compared with $8.1 million for the same period in 2004. The increase in interest expense was primarily the result of higher interest-bearing deposits and higher interest rates. The cost of average interest-bearing liabilities for the nine months ended September 30, 2005 was 2.33% compared with 1.77% for the same period in 2004, an increase of 56 basis points.
    The net interest margin for the three months ended September 30, 2005, was 4.57%, up 58 basis points compared with 3.99% for the same period in 2004. The increase was primarily the result of an increase in the yield on earning assets of 112 basis points that was the result of a higher yield on loans. The yield on loans for the third quarter of 2005 was 7.60% compared with 6.15% for the third quarter of 2004, an increase of 145 basis points. The increase in net interest margin was partially offset by an increase in the cost of average earning assets of 54 basis points. However, the effect of higher interest rates on the cost of interest-bearing liabilities was reduced by a decrease in other borrowings and an increase in noninterest-bearing deposits.
    The net interest margin for the nine months ended September 30, 2005 was 4.49%, up 53 basis points from 3.96% for the same period in 2004. The increase was the result of an increase in the yield on average earning assets of 94 basis points that was partially offset by an increase in the cost of average earning assets of 41 basis points.
    Net interest income before the provision for loan losses for the three months ended September 30, 2005 was $10.1 million, up approximately $1.5 million or 17.6% compared with $8.6 million for the same period in 2004. Net interest income before the provision for loan losses for the nine months ended September 30, 2005 was $29.3 million, up approximately $4.6 million or 18.4% from $24.7 million for the same period in 2004.
    Noninterest income and expense. Noninterest income for the three months ended September 30, 2005 was $2.1 million, up approximately $248,000 or 13.5% compared with the same three months in 2004. The increase was primarily the result of an increase in service fees in the third quarter of 2005 and the charge-off of uncollectible consumer late fees in the same period of 2004.
    Noninterest income for the nine months ended September 30, 2005 was $6.2 million, down approximately $181,000 or 2.9% compared with the same period in 2004. The decrease was primarily the result of lower gain on sale of loans, partially offset by higher other loan-related fees.
    Noninterest expense for the three months ended September 30, 2005 was $7.6 million, down approximately $229,000 or 2.9% compared with $7.9 million for the same period in 2004. The decrease was a result of reduced salaries and benefits, partially offset by an increase in other noninterest expense. Salaries and benefits expense for the three months ended September 30, 2005 was $4.2 million, down $575,000 compared with $4.8 million for the same period in 2004, primarily due to a severance payment of approximately $800,000 made to a senior executive in the third quarter of 2004. Other noninterest expense for the three months ended September 30, 2005 was $2.1 million, up $471,000 compared with $1.6 million for the same period in 2004 primarily due to Sarbanes-Oxley compliance costs in the third quarter of 2005 and a franchise tax refund in the same period of 2004.
    Noninterest expense for the nine months ended September 30, 2005 was $22.6 million, up $1.8 million or 8.6% compared with $20.8 million for the same period in 2004, primarily due to a write-down on foreclosed assets of approximately $391,000 in the first quarter of 2005 and a $67,000 net gain on the sale of foreclosed assets in the third quarter of 2005, compared with a $844,000 net gain on the sale of foreclosed assets for the nine months ended September 30, 2004. Other noninterest expense for the nine months ended September 30, 2005 was up approximately $757,000 compared with the same period in 2004, primarily due to expenses associated with the First United Bank acquisition, a branch consolidation in Dallas, and Sarbanes-Oxley compliance costs.
    Provision for loan losses. The provision for loan losses for the three months ended September 30, 2005 was $468,000, a $253,000 increase compared with $215,000 for the same period in 2004 primarily due to growth of the loan portfolio. The provision for loan losses for the nine months ended September 30, 2005 was $1,368,000, up approximately $303,000 compared with the provision made in the same period of 2004. The allowance for loan losses as a percent of total loans at September 30, 2005 and 2004 was 1.76% and 1.92%, respectively. At December 31, 2004, the allowance for loan losses as a percent of total loans was 1.83%.
    Net charge-offs for the three months ended September 30, 2005 were $34,000 compared with $403,000 for the same period in 2004. Net charge-offs for the nine months ended September 30, 2005 were $1.1 million compared with $668,000 for the same period in 2004. The increase in net charge-offs for the nine months ended September 30, 2005 primarily consisted of an $800,000 charge-off on one nonperforming credit, taken against the specific reserve for that credit in the second quarter of 2005. The charge-off was recorded in connection with the sale of the company to match the sales price, which was completed in the third quarter of 2005.
    Asset Quality. Total nonperforming assets at September 30, 2005 were $19.6 million compared with $18.3 million at December 31, 2004. The increase was primarily due to one loan relationship being placed on nonaccrual status in the first quarter of 2005 and the result of a customer impacted by Hurricane Rita. A $2.8 million distressed loan to a shrimp processor was placed on nonaccrual status after it suffered severe damage during the recent hurricane. The customer's business is not in operation at this time and it is not known when the inventory will be able to be shipped and sold, nor when shrimp processing, which generates cash flow, will be able to resume. As a result, the Bank placed the loan on nonaccrual status until the ability of the business to generate sufficient cash flow to service debt has been resolved. Management does not currently expect the loss to exceed what was previously accrued, but future changes in circumstances or other factors could cause management to reevaluate its position.
    At September 30, 2005, nonperforming assets consisted of $19.5 million in nonaccrual loans and $95,000 in accruing loans that were 90 days or more past due. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at September 30, 2005, were $17.5 million, compared with $15.2 million at December 31, 2004. Approximately $12.6 million of such nonaccrual loans are collateralized by real estate, which represented 64.5% of total nonaccrual loans at September 30, 2005. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program.
    Management conference call. On Friday, October 28, 2005, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2005 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.866.578.5784 (International callers may dial 1.617.213.8056) and enter the passcode 90934972 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.
    MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and First United Bank. The Company has 15 full-service banking locations in the greater Houston, Dallas, San Diego and Los Angeles metropolitan areas. The Company acquired First United Banks and its locations in San Diego and Los Angeles, California on October 5, 2005. As of September 30, 2005, the Company had consolidated assets of $934.5 million. For more information, visit the Company's web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses;
(4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.


                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                             (Unaudited)

                                      September 30,    December 31,
                                          2005            2004
                                      -------------- ---------------
Consolidated Balance Sheets
---------------------------
                Assets
Cash and cash equivalents:
   Cash and due from banks                  $23,044         $26,285
   Federal funds sold and other
    investments                              42,919           5,788
                                      -------------- ---------------
     Total cash and cash equivalents         65,963          32,073
Securities available-for-sale, at fair
 value                                      246,142         273,720
Loans, net of allowance for loan
 losses of $10,806 and $10,863
 respectively                               602,098         581,774
Loans, held-for-sale                              -           1,899
Accrued interest receivable                   3,502           3,308
Premises and equipment, net                   6,261           6,512
Deferred tax asset                            6,458           5,201
Customers' liability on acceptances           2,367           6,669
Foreclosed assets, net                            -           1,566
Other assets                                  1,729           1,228
                                      -------------- ---------------
   Total assets                            $934,520        $913,950
                                      ============== ===============

 Liabilities and Shareholders' Equity
Deposits:
   Noninterest-bearing                     $171,789        $163,191
   Interest-bearing                         616,758         591,862
                                      -------------- ---------------
     Total deposits                         788,547         755,053
Other borrowings                             44,034          60,849
Accrued interest payable                        680             649
Acceptances outstanding                       2,367           6,669
Other liabilities(a)                          8,405           5,007
                                      -------------- ---------------
   Total liabilities                        844,033         828,227
Commitments and contingencies                     -               -
Shareholders' Equity:
   Common stock, $1.00 par value,
    20,000,000 shares authorized;
    7,323,127 shares and 7,312,627
    shares are issued and 7,210,735
    shares and 7,187,446 shares are
    outstanding at September 30, 2005
    and December 31, 2004,
    respectively                              7,323           7,313
   Additional paid-in-capital                28,130          27,859
   Retained earnings                         57,546          50,976
   Accumulated other comprehensive
    income (loss)                            (1,478)            710
   Treasury stock, at cost                   (1,034)         (1,135)
                                      -------------- ---------------
     Total shareholders' equity              90,487          85,723
                                      -------------- ---------------
     Total liabilities and
      shareholders' equity                 $934,520        $913,950
                                      ============== ===============


Nonperforming Assets and Asset Quality
 Ratios
--------------------------------------
Nonaccrual loans                            $19,546         $16,504
Accruing loans 90 days or more past
 due                                             95             181
Other real estate ("ORE")                         -           1,566
                                      -------------- ---------------
Total nonperforming assets                   19,641          18,251
Less nonperforming loans guaranteed by
 the SBA, Ex-Im Bank, or the OCCGF           (2,101)         (3,032)
                                      -------------- ---------------
Net nonperforming assets                    $17,540         $15,219
                                      ============== ===============

Net nonperforming assets to total
 assets                                        1.88%           1.67%
Net nonperforming assets to total
 loans and ORE                                 2.86%           2.55%
Allowance for loan losses to total
 loans                                         1.76%           1.83%
Allowance for loan losses to net
 nonperforming loans                          61.61%          79.56%
Net charge-offs to total loans                 0.18%           0.19%
Net charge-offs                              $1,091          $1,150
Total loans to total deposits                 77.73%          78.74%

Total loans                                $612,904        $594,536
Allowance for loan losses                   $10,806         $10,863


                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                             (Unaudited)

                             As of or for the     As of or for the
                               three months          nine months
                            ended September 30,   ended September 30,
                            -------------------- --------------------
                              2005       2004      2005       2004
                            ---------- --------- ---------- ---------
Average Balance Sheet Data
--------------------------
Total assets                 $919,616  $895,554   $908,291  $871,079
Securities                    252,333   285,890    257,794   261,866
Total loans                   603,225   559,703    598,577   559,430
Allowance for loan losses     (10,631)  (11,183)   (10,977)  (10,904)
Net loans                     592,594   548,520    587,600   548,526
Total deposits                788,259   736,077    763,639   719,706
FHLB and other borrowings      31,026    69,750     48,213    64,703
Total shareholders' equity     90,153    81,460     88,390    79,428

Income Statement Data
---------------------
Interest income:
  Loans                       $11,552    $8,649    $32,279   $25,108
  Securities:
    Taxable                     2,382     2,648      7,163     7,018
    Tax-exempt                    211       227        641       693
  Federal funds sold and
   other investments              207        25        343        56
                            ---------- --------- ---------- ---------
      Total interest income    14,352    11,549     40,426    32,875
Interest expense:
  Time deposits                 3,214     2,087      8,274     5,838
  Demand and savings
   deposits                       636       345      1,449       935
  Other borrowings                365       498      1,420     1,374
                            ---------- --------- ---------- ---------
      Total interest expense    4,215     2,930     11,143     8,147
Net interest income            10,137     8,619     29,283    24,728
Provision for loan losses         468       215      1,368     1,065
                            ---------- --------- ---------- ---------
Net interest income after
 provision for loan losses      9,669     8,404     27,915    23,663
Noninterest income:
  Service fees                  1,711     1,656      4,972     4,942
  Letters of credit
   commissions and other
   loan-related fees              313       139        905       755
  Other noninterest income         63        44        274       635
                            ---------- --------- ---------- ---------
      Total noninterest
       income                   2,087     1,839      6,151     6,332
Noninterest expense:
  Salaries and employee
   benefits                     4,225     4,800     12,229    12,313
  Occupancy and equipment       1,424     1,412      4,160     4,242
  Foreclosed assets, net          (67)       70        357      (844)
  Other noninterest expense     2,066     1,595      5,879     5,122
                            ---------- --------- ---------- ---------
      Total noninterest
       expense                  7,648     7,877     22,625    20,833
Income before provision for
 income taxes                   4,108     2,366     11,441     9,162
Provision for income taxes      1,272       762      3,575     2,888
                            ---------- --------- ---------- ---------
Net income                     $2,836    $1,604     $7,866    $6,274
                            ========== ========= ========== =========

Per Share Data
--------------
Earnings per share - basic      $0.39     $0.22      $1.09     $0.87
Earnings per share - diluted     0.39      0.22       1.08      0.87
Weighted average shares
 outstanding:
  Basic                         7,209     7,180      7,203     7,171
  Diluted                       7,312     7,235      7,292     7,250
 Dividends per common share     $0.06     $0.06      $0.06     $0.06

Performance Ratio Data
----------------------
Return on average assets         1.22%     0.71%      1.16%     0.96%
Return on average
 shareholders' equity           12.48%     7.83%     11.90%    10.55%
Net interest margin              4.57%     3.99%      4.49%     3.96%
Efficiency ratio                62.57%    75.32%     63.85%    67.07%
Equity to assets (Average)       9.80%     9.10%      9.73%     9.12%

Bank Capital Ratio Data
-----------------------
Tier I capital                                       12.95%    12.79%
Total capital (tier I & II)                          14.21%    14.05%
Leverage (Regulatory)            9.70%     9.04%      9.82%     9.29%




    CONTACT: MetroCorp Bancshares, Inc., Houston
             George Lee, 713-414-3506
             or
             David Choi, 713-414-3768